Exhibit 5.1

April 8, 2025

SmartKem, Inc.

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

Ladies and Gentlemen:

We have acted as counsel for SmartKem, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition by certain selling stockholders named therein (the “Selling Stockholders”) of 6,402,818 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company. Such shares of Common Stock consist of:

i.	169,784 shares of Common Stock (the “PIPE Shares”) issued in a private placement offering that closed on December 20, 2024 (the “PIPE”);

ii.	930,215 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued in the PIPE;

iii.	1,099,999 shares of Common Stock issuable upon the exercise of the Class D Common warrants (the “Class D Warrants”) issued in the PIPE;

iv.	1,449,997 shares of Common Stock issuable upon the exercise of Class D Warrants issued in a registered direct offering and concurrent private placement that closed on December 20, 2024 the “RD Purchase Offering and, together with the PIPE, the “Offerings”) (the shares of Common Stock issuable upon the exercise of the Class D Warrants issued in the Offerings, collectively, the “Class D Warrant Shares”);

v.	up to 1,449,997 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants into which the Class D Warrants are exercisable in certain circumstances (collectively, the “Class D Pre-Funded Warrant Shares”);

vi.	127,499 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to Craig-Hallum Capital Group LLC;

vii.	750,000 shares of Common Stock (the “Release Warrant Shares”) issuable upon the exercise of Class C warrants (the “Release Warrants”) issued to the Hewlett Fund LP in connection with the release of certain claims by the Hewlett Fund LP;

viii.	1,875,324 additional shares of Common Stock issuable upon the conversion of the Company’s Series A-1 Convertible Preferred Stock, Stated Value $10,000 per share (the “Series A-1 Preferred Stock”), as a result of the reduction in conversion price of the Series A-1 Preferred Stock (the “Additional Conversion Shares”); and

ix.	up to 1,875,324 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants into which the Series A-1 Preferred Stock is convertible in certain circumstances (collectively, the “Series A-1 Prefunded Warrant Shares”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (ii) the Company’s Amended and Restated Bylaw, as currently in effect, (iii) the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series A-1 Preferred Stock, (iv) the form of the Pre-Funded Warrant, (v) the form of Class B Warrant, (vi) the form of the Class D Warrant, (vii) the form of Placement Agent Warrant, (viii) the form of Release Warrant, (ix) the Registration Statement and related Prospectus and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	the PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable;

2.	when issued in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

3.	when issued in accordance with the terms of the Class D Warrants the Class D Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

4.	when issued in accordance with the terms of the Pre-Funded Warrants, the Class D Pre-Funded Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

5.	when issued in accordance with the terms of the Placement Agent Warrants, the Placement Agent Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

6.	when issued in accordance with the terms of the Release Warrants, the Release Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

7.	when issued in accordance with the terms of the Series A-1 Preferred Stock, the Additional Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; and

8.	when issued in accordance with the terms of the Pre-Funded Warrants, the Series A-1 Pre-Funded Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable;

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP